Exhibit 99.1

Kintara Therapeutics Announces Fiscal 2024 Second Quarter Financial Results and Provides Corporate Update

SAN DIEGO, February 14, 2024/PRNewswire/ -- Kintara Therapeutics, Inc. (Nasdaq: KTRA) (“Kintara” or the “Company”), a biopharmaceutical company focused on the development of new solid tumor cancer therapies, today announced financial results for its fiscal second quarter ended December 31, 2023, and provided a corporate update.

RECENT CORPORATE DEVELOPMENTS

•
Announced the initiation of an open label 15-patient study in cutaneous metastatic breast cancer (CMBC) patients which is evaluating REM-001, a second-generation photodynamic therapy (PDT) photosensitizer agent, and is designed to test the 0.8 mg dose as well as optimize the study design in advance of a Phase 3 trial initiation. The primary endpoint in the study is Best Overall Objective Response Rate (bORR) (complete response or partial response) of the target treatment fields at any time from treatment up to, and including, week 24. The majority of the costs to run this study will be covered by the $2.0 million Small Business Innovation Research (SBIR) grant Kintara was awarded from the National Institutes of Health (NIH). (February 2024)

•
Announced that Kintara’s Board of Directors has initiated a process to explore and review a range of strategic alternatives focused on maximizing stockholder value and has engaged Ladenburg Thalmann & Co. Inc. to act as financial advisor for this process. (December 2023)

•
Announced that preliminary topline results from the Glioblastoma Adaptive Global Innovative Learning Environment (GBM AGILE) study showed that VAL-083 did not perform better than the current standards of care in glioblastoma. These topline results included preliminary safety data for VAL-083 that was similar to that of the current standards of care used to treat glioblastoma. As a result, Kintara terminated the development of VAL-083 and turned its focus to its REM-001 program. (October 2023)

“We are pleased to have recently initiated our 15 patient REM-001 study for cutaneous metastatic breast cancer, a disease with little or no current treatment options” commented Robert E. Hoffman, Kintara’s President and Chief Executive Officer. “We have strengthened our balance sheet primarily with net proceeds from our at-the-market (ATM) facility and aggressive cost-cutting efforts. We continue to evaluate strategic options with the goal of maximizing shareholder value.”

SUMMARY OF FINANCIAL RESULTS FOR FISCAL YEAR 2023 SECOND QUARTER ENDED DECEMBER 31, 2023

As of December 31, 2023, Kintara had cash and cash equivalents of approximately $0.7 million. From January 1, 2024, to February 12, 2024, the Company has received net proceeds of approximately $6.1 million from the sale of common stock, primarily from its ATM facility.

For the three months ended December 31, 2023, Kintara reported a net loss of approximately $1.0 million, or $0.24 per share, compared to a net loss of approximately $3.5 million, or $2.10 per share, for the three months ended December 31, 2022. The decreased net loss for the three months ended December 31, 2023, compared to the three months ended December 31, 2022, was largely attributed to lower research and development expenses which was primarily due to lower clinical development costs. General and administrative costs were also lower during the same period primarily due to a reduction in personnel.

Selected Balance Sheet Data (in thousands)

	December 31, 2023	June 30, 2023
	$	$
Cash and cash equivalents	658	1,535
Working capital (deficiency)	(684)	188
Total assets	1,885	3,979
Total stockholders’ equity (deficiency)	(164)	731

Selected Statement of Operations Data (in thousands, except per share data)

For the three months ended

	December 31,	December 31,
	2023	2022
	$	$
Research and development	111	2,059
General and administrative	908	1,440
Other loss (income)	4	(45)
Net loss for the period	(1,023)	(3,454)
Series A Preferred cash dividend	(2)	(2)
Net loss for the period attributable to common stockholders	(1,025)	(3,456)
Basic and fully diluted weighted average number of shares	4,337	1,643
Basic and fully diluted loss per share	(0.24)	(2.10)

For the six months ended

	December 31,	December 31,
	2023	2022
	$	$
Research and development	1,970	5,230
General and administrative	2,011	2,915
Other loss (income)	4	(95)
Net loss for the period	(3,985)	(8,050)
Series A Preferred cash dividend	(4)	(4)
Series C Preferred stock dividend	(173)	(362)

Net loss for the period attributable to common stockholders	(4,162)	(8,416)
Basic and fully diluted weighted average number of shares	3,027	1,554
Basic and fully diluted loss per share	(1.37)	(5.42)

Kintara’s financial statements as filed with the U.S. Securities Exchange Commission can be viewed on the Company’s website at: http://ir.kintara.com/sec-filings.

ABOUT KINTARA

Located in San Diego, California, Kintara is dedicated to the development of novel cancer therapies for patients with unmet medical needs. Kintara is developing therapeutics for clear unmet medical needs with reduced risk development programs. The Company's lead program is REM-001 Therapy for cutaneous metastatic breast cancer (CMBC).

Kintara has a proprietary, late-stage photodynamic therapy platform that holds promise as a localized cutaneous, or visceral, tumor treatment as well as in other potential indications. REM-001 Therapy, which consists of the laser light source, the light delivery device, and the REM-001 drug product, has been previously studied in four Phase 2/3 clinical trials in patients with CMBC who had previously received chemotherapy and/or failed radiation therapy. In CMBC, REM-001 has a clinical efficacy to date of 80% complete responses of CMBC evaluable lesions and an existing robust safety database of approximately 1,100 patients across multiple indications.

For more information, please visit www.kintara.com or follow us on X at @Kintara_Thera, Facebook and LinkedIn.

SAFE HARBOR STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's REM-001 15-patient clinical trial in CMBC patients; the topline results of the GBM AGILE Study; and the Company's review of strategic alternatives. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the status of the Company’s clinical trials; the topline results of the GBM AGILE Study; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies; and global unrest. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended June 30, 2023, the Company's Quarterly Reports on Form 10-Q, and the Company's Current Reports on Form 8-K.

CONTACTS

Investors
Robert E. Hoffman

Kintara Therapeutics

rhoffman@kintara.com